                                                        E X H I B I T   1 1

                                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                             Three Months Ended June 30        Six Months Ended June 30
(Thousands of dollars and shares)                 1996        1995                   1996      1995

Net income                                        $662          $6                   $692       $20

Weighted average shares of Common
  Stock outstanding                             16,387      15,562                 16,293    15,562

Shares of Common Stock issuable upon
  conversion of Convertible Preferred Stock      7,423       6,637                  7,423     6,637

Shares of Common Stock issuable upon
  exercise of employee stock options             1,869                              1,895

Total shares of Common Stock and
  Common Stock equivalents                      25,679      22,199                 25,611    22,199

Net income per share                             $.026         $--                  $.027     $.001

(1)     Primary and fully diluted per share earnings are substantially the same for each period presented.